Exhibit 99.2

In the confidential preliminary offering memorandum to be used in connection with a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (“the Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act by Meredith Corporation (the “Company”), the Company provided the following updates or supplements to the risk factors provided in the Company’s previous periodic filings with the Securities and Exchange Commission (the “SEC”). The risk factors below should be read in conjunction with the risk factors in the Company’s other filings made from time to time with the SEC. Any of these risks could seriously harm the Company’s consolidated business, financial condition and results of operations or cash flow. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its potential impact on the Company’s business and the global economy.

References to “we,” “us,” “our,” “Meredith,” the “Company” and similar terms in this exhibit refer collectively to Meredith Corporation and its consolidated subsidiaries, except where otherwise stated or indicated by context. The term “fiscal year” refers to the twelve-month period ending on June 30 of such calendar year.

Risks Relating to Business Operations

The effects of the recent outbreak of the novel coronavirus pandemic have had and may continue to have an adverse impact on our business, financial condition, operations, and prospects.

In December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to many countries worldwide, including the United States. Our business, financial condition, operations, and prospects have been and may continue to be adversely affected by the COVID-19 pandemic, which has adversely impacted our advertising and marketing partners, consumers and the markets in which we operate.

The President of the United States has declared the COVID-19 pandemic a national emergency. In response to the COVID-19 pandemic, many state, local, and foreign governments have put in place, and others in the future may put in place, quarantines, executive orders, shelter-in-place orders, and similar government orders and restrictions in order to control the spread of the disease. Such orders or restrictions, or the perception that such orders or restrictions could occur, have resulted in business closures, work stoppages, slowdowns and delays, work-from-home policies, and travel restrictions, among other effects that could negatively impact productivity and disrupt our operations and those of our advertising and marketing partners, suppliers, manufacturers, and distributors. We have implemented a work-from-home policy for most of our employees, all of our national media content is currently being produced remotely, and we may take further actions that alter our operations as may be required by federal, state, or local authorities, or which we determine are in the best interests of our employees and shareholders.

While the ultimate potential impact and duration of the COVID-19 pandemic on the global economy and our business in particular may be difficult to assess or predict, to date the pandemic has resulted in, and may continue to result in significant disruption of aspects of our business. For example, we have experienced advertising cancellations and delays across our business, resulting in an adverse impact on our revenues. In addition, we may experience unfavorable impacts on our operations as a result of COVID-19, including, but not limited to the following:

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We may in the future experience significant reductions or volatility in demand for one or more of our products, which may be caused by, among other things: the temporary inability of consumers to purchase our products due to illness, quarantine or other travel restrictions, or financial hardship, shifts in demand away from one or more of our products; if prolonged, such impacts may further increase the difficulty of planning for operations and may negatively impact our results;

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We may in the future experience significant reductions in the availability of one or more of our products as a result of retailers or shippers modifying restocking, fulfillment, and shipping practices;

•	We may in the future be unable to meet our customers’ needs and achieve cost targets due to disruptions in our manufacturing operations or supply arrangements caused by the loss or disruption of essential manufacturing and supply elements such as raw materials or finished product components, transportation resources, workforce availability, or other manufacturing and distribution capability;

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We may in the future be unable to effectively manage evolving health and welfare strategies, including but not limited to ongoing or not yet fully known costs related to operational adjustments to ensure continued employee and consumer safety and adherence to health guidelines as they are modified and supplemented;

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We may in the future be impacted by the failure of third parties on which we rely, including those third parties who print our magazines, supply necessary operating materials, distributors, contractors, commercial banks and external business partners, to meet their obligations to the Company, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties and may negatively impact our operations; and

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We may in the future be impacted by significant changes in the political conditions in markets in which we sell or distribute our products, including quarantines, governmental or regulatory actions, closures or other restrictions that restrict our employees’ ability to travel or perform necessary business functions, or otherwise prevent our third-party partners, suppliers, or customers from sufficiently staffing operations, including operations necessary for the production, distribution, sale, and support of our products, which could negatively impact our results.

As a result of the impact of the COVID-19 pandemic on our business to date and the continuing uncertainty related to the COVID-19 pandemic, we have taken some immediate actions to preserve liquidity, including: pausing the common stock and class B stock dividends, limiting discretionary spending across the organization, reducing pay for the Board of Directors, executives and approximately 60 percent of employees, re-prioritizing capital projects, and optimizing working capital. In addition, due to market volatility and material declines in equity prices, we recorded material non-cash impairment charges related to certain indefinite-lived intangible assets, including goodwill, trademarks, and Federal Communications Commission (“FCC”) broadcast licenses.

The COVID-19 pandemic has resulted in significant disruption of global financial markets, which could negatively affect our access to capital and our liquidity. Our revolving credit facility includes a leverage covenant that applies only if we have utilized more than $105 million of the revolving credit line, which is tested at each quarter end. The leverage covenant did not apply at March 31, 2020, as we did not utilize more than $105 million as of such date. If we were unable to comply with the leverage covenant (if it were to be tested), it would effectively limit our utilization of the revolving credit line to not more than $105 million.

Moreover, if utilization of the revolver at any quarter end exceeds $105 million, the COVID-19 pandemic could have a materially adverse impact on our revenues and other operating results and cause result in a breach of the leverage covenant at the next quarter-end test date if we were unable to decrease our utilization to $105 million by quarter end. If we are unable to comply with the leverage covenant when tested, or obtain modifications or waivers to such covenants from the lenders under the revolving credit facility prior to any such breach, the lenders under the revolving credit facility could accelerate the outstanding revolving loans, which would result in an event of default under our credit agreement governing our term loan facility and the loans there under and a revolving credit facility (the “Senior Credit Facilities”) and the indenture that governs our 2026 Senior Notes. If such an event of default occurs, the lenders under the Senior Credit Facilities and the holders of the 2026 Senior Notes, as applicable, would have the right to accelerate the repayment of such debt and the event of default or acceleration may result in the acceleration of the repayment of any other debt to which a cross-default or cross-acceleration provision applies. In addition, an event of default under the credit agreement that governs

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the Senior Credit Facilities would also permit the lenders under the revolving credit facility to terminate all other commitments to extend additional credit under the revolving credit facility.

The COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, financial condition, operations, prospects, or the global economy as a whole. Even after the COVID-19 outbreak has subsided, we may continue to experience significant impacts to our business as a result of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

We identified material weaknesses in our internal control over financial reporting.

As described in Item 9A — Controls and Procedures of our Annual Report on Form 10-K for the year ended June 30, 2019, during fiscal 2019 the Company determined that deficiencies existed in the Company’s internal control over financial reporting. As a result of these deficiencies, management concluded that we had material weaknesses in our internal control over financial reporting as of June 30, 2019. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

Maintaining effective disclosure controls and procedures and effective internal control over financial reporting are necessary for us to produce reliable financial statements. There can be no assurance that other material weaknesses will not arise in the future. The development of new material weaknesses in our internal control over financial reporting could result in material misstatements in our consolidated financial statements and cause us to fail to meet our reporting and financial obligations, which in turn could have a material adverse effect on our financial condition and the trading price of our common stock, and/or result in litigation against us. In addition, even though we have strengthened our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our consolidated financial statements or our periodic reports filed with the SEC.

Advertising related revenues represent the largest portion of our revenues and advertising demand may fluctuate from period to period.

In fiscal 2019, 53 percent of our revenues were derived from advertising related sources. Advertising related revenues constitute 49 percent of our national media revenues and 62 percent of our local media revenues. Demand for advertising is highly dependent upon the strength of the U.S. economy. During an economic downturn, demand for advertising may decrease. Since the outbreak of COVID-19, some of our advertising and marketing partners have faced tremendous challenges, which has impacted Meredith because advertising related revenues account for approximately half of our revenues. As a result, during the fourth quarter of fiscal 2020, Meredith has seen cancellations and delays in advertising campaigns, with significant declines in local television non-political advertising, digital advertising and print advertising revenues, which we expect will similarly reduce our net income and Adjusted EBITDA for the fourth quarter and could cause such reductions beyond the fourth quarter. We expect to continue to see cancellations and delays in advertising during the fourth quarter of fiscal 2020 and into fiscal 2021. We do not know when advertising conditions will improve or return to historical levels. In addition, political advertising revenues are cyclical in that they are significantly greater during biennial election campaigns (which take place primarily in odd-numbered fiscal years) than at other times. The growth in alternative forms of media, particularly electronic media including those based on the internet, has increased the competition for advertising dollars, which could in turn reduce expenditures for magazine and television advertising or suppress advertising rates.

Circulation revenues represent a significant portion of our revenues.

Magazine circulation is another significant source of revenue, representing 27 percent of total revenues and 37 percent of national media revenues in fiscal 2019. Preserving the number of copies sold is critical for maintaining advertising sales. Magazines face increasing competition from alternative forms of media and entertainment. As a result, sales of magazines through subscriptions and at the newsstand could decline. As publishers compete for subscribers, subscription prices could decrease and marketing expenditures may increase.

Technology in the media industry continues to evolve rapidly.

Advances in technology have led to an increasing number of alternative methods for the delivery of content and have driven consumer demand and expectations in unanticipated directions. If we are unable to exploit new and existing technologies to distinguish our products and services from those of our competitors or adapt to new distribution methods that provide optimal user experiences, our business, financial condition, and prospects may be adversely affected. Technology developments also pose other challenges that could adversely affect our revenues and competitive position. New delivery platforms may lead to pricing restrictions, the loss of distribution control, and the loss of a direct relationship with consumers. For example, the largest broadcast television national networks have brought a copyright infringement lawsuit against Locast, an entity that claims to be a non-profit and claims to have found a loophole allowing for uncompensated online streaming of copyrighted television content. We may also be adversely affected if the use of technology developed to block the display of advertising on websites proliferates. In addition, technologies such as subscription streaming media services and mobile video are increasing competition for household audiences and advertisers. This competition may make it difficult for us to grow or maintain our broadcasting and print revenues, which we believe may challenge us to expand the contribution of our digital businesses.

Our websites and internal networks may be vulnerable to unauthorized persons accessing our systems, which could disrupt our operations.

The Company uses computers and other technology in substantially all aspects of our business operations, and our revenues are increasingly dependent on digital products. Such increases expose us to potential cyber incidents resulting from deliberate attacks or unintentional events. Our website activities involve the storage and transmission of proprietary information, which we strive to protect from unauthorized access. However, it is possible that unauthorized persons may be able to circumvent our protections and misappropriate proprietary information, corrupt data, or cause interruptions or malfunctions in our digital operations. The results of these incidents could include, but are not limited to, business interruption, public disclosure of nonpublic information, decreased advertising revenues, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation, financial consequences, and reputational damage adversely affecting customer or investor confidence, any or all of which could adversely affect our business. We invest in security resources and technology to protect our data and business processes against risk of data security breaches and cyber-attack, but the techniques used to attempt attacks are constantly changing. A breach or successful attack could have a negative impact on our operations or business reputation.

Evolving privacy and information security laws and regulations may impair our ability to market to consumers.

Meredith’s consumer database includes first-party data that is used to market our products to our customers and is also rented to or used on behalf of marketing and advertising clients. As public awareness shifts to data gathering and usage, privacy rights, and data protection, new laws and regulations may be passed that would restrict or prevent us from utilizing this data. Such restrictions could reduce or eliminate this resource for generating revenue for the Company.

World events may result in unexpected adverse operating results for our local media segment.

Our local media results have been and could in the future be affected adversely by world events such as wars, political unrest, acts of terrorism, pandemics, and natural disasters. Such events have resulted in and may in the future result in significant declines in advertising revenues as the stations will not broadcast or will limit broadcasting of commercials during times of crisis. In addition, our stations may have higher newsgathering costs related to coverage of the events.

Our local media operations are subject to FCC regulation.

Our broadcasting stations operate under licenses granted by the FCC. The FCC regulates many aspects of television station operations including employment practices, political advertising, indecency and obscenity, programming, signal carriage, and various other technical matters. Violations of these regulations could result in penalties and fines. Changes in these regulations could impact the results of our operations. The FCC also regulates the ownership of television stations. Changes in the ownership rules could adversely affect our ability to consummate future transactions or may favor our competitors. Details regarding regulation and its impact on our local media operations are provided in Item 1-Business of our Annual Report on Form 10-K for the year ended June 30, 2019.

Loss of or changes in affiliation agreements could adversely affect operating results for our local media segment.

Due to the quality of the programming provided by the networks, stations that are affiliated with a network generally have higher ratings than unaffiliated independent stations in the same market. As a result, it is important for stations to maintain their network affiliations. Most of our stations have network affiliation agreements. Seven are affiliated with CBS, five with FOX, two with MyNetworkTV, one with NBC, and one with ABC. These television networks produce and distribute programming in exchange for each of our stations’ commitment to air the programming at specified times and for commercial announcement time during the programming. We also make cash payments to the networks. These payments are in essence a portion of the retransmission consent fees that Meredith receives from cable, satellite, and telecommunications service providers, which pay Meredith to carry our television programming in our markets. These network relationships may also include terms regarding over-the-top distribution. The non-renewal or termination of any of our network affiliation agreements would prevent us from being able to carry programming of the affiliate network. This loss of programming would require us to obtain replacement programming, which may involve higher costs and/or which may not be as attractive to our audiences, resulting in reduced revenues. Furthermore, the non-renewal of any retransmission consent agreement with a major cable, satellite, or telecommunications service provider could adversely affect the economics of our relationship with the applicable network(s), advertising revenues, and our local brands. If renewed, our network affiliation agreements and our retransmission agreements may be renewed on terms that are less favorable to us. Our MyNetworkTV affiliation agreements expire in September 2020. Our FOX affiliation agreements expire in July 2022. Our NBC affiliation agreement expires in December 2021 and our ABC affiliation agreement expires in August 2023. Our CBS affiliation agreements expire in July 2023.

Client relationships are important to our brand licensing and consumer relationship marketing businesses.

Our ability to maintain existing client relationships and generate new clients depends significantly on the quality of our products and services, our reputation, and the continuity of Company and client personnel. Dissatisfaction with our products and services, damage to our reputation, or changes in key personnel could result in a loss of business.

Increases in paper and postage prices, which are difficult to predict and control, could adversely affect our results of operations.

Paper and postage represent significant components of our total cost to produce, distribute, and market our printed products. In fiscal 2019, these expenses accounted for 16 percent of national media’s operating costs. Paper is a commodity and its price can be subject to significant volatility. All our paper supply contracts currently provide for price adjustments based on prevailing market prices; however, we historically have been able to realize favorable paper pricing through volume discounts. The U.S. Postal Service (“USPS”) distributes substantially all our subscription magazines and many of our marketing materials. Postal rates are dependent on the operating efficiency of the USPS and on legislative mandates imposed upon the USPS. Although we work with others in the industry and through trade organizations to encourage the USPS to implement efficiencies that will minimize rate increases, we cannot predict with certainty the magnitude of future price changes for paper and postage. Further, we may not be able to pass such increases on to our customers.

Acquisitions pose inherent financial and other risks and challenges.

As a part of our strategic plan, we have acquired businesses and we expect to continue acquiring businesses in the future. These acquisitions can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect our growth and profitability. Such risks and challenges include underperformance relative to our expectations and the price paid for the acquisition; unanticipated demands on our management and operational resources; difficulty in integrating personnel, operations, and systems; retention of customers of the combined businesses; assumption of contingent liabilities; and acquisition-related earnings charges. If our acquisitions are not successful, we may record impairment charges. Our ability to continue to make acquisitions will depend upon our success at identifying suitable targets, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of suitable candidates at acceptable prices and whether restrictions are imposed by regulations. Moreover, competition for certain types of acquisitions is significant, particularly in the fields of broadcast stations and digital media. Even if successfully negotiated, closed, and integrated, certain acquisitions may not advance our business strategy and may fall short of expected return on investment targets.

Impairment of goodwill and intangible assets is possible, depending upon future operating results and the value of the Company’s stock.

Although the Company wrote down certain of its goodwill and intangible assets by $301.4 million in the first nine months of fiscal 2020, $41.8 million in fiscal 2019, and $22.7 million in fiscal 2018, further impairment charges are possible. We test our goodwill and indefinite-lived intangible assets for impairment during the fourth quarter of every fiscal year and on an interim basis if indicators of impairment exist. Factors which influence the evaluation include, among many things, the Company’s stock price and expected future operating results. If the carrying value of a reporting unit or an intangible asset is no longer deemed to be recoverable, a potentially material non-cash impairment charge could be incurred. At

March 31, 2020, goodwill and intangible assets totaled $3.4 billion, or 60 percent of Meredith’s total assets, with $2.6 billion in the national media segment and $848.3 million in the local media segment. The review of goodwill is performed at the reporting unit level. The Company has two reporting units  —  national media and local media. We performed our most recent goodwill impairment test as of March 31, 2020. As of March 31, 2020, subsequent to the impairment, the fair value of the national media reporting unit equaled its net assets. Qualitative impairment analyses were performed for the local media reporting unit and resulted in no indications of impairment and thus, no quantitative assessments were necessary. Changes in key assumptions about the economy or business prospects used to estimate fair value or other changes in market conditions could result in additional impairment charges. Although these charges would be non-cash in nature and would not affect the Company’s operations or cash flow, they would reduce stockholders’ equity and reported results of operations in the period charged. Additionally, as goodwill and intangible assets associated with the acquisition of Time Inc. are recorded on the balance sheet at their estimated acquisition date fair values, those amounts are more susceptible to risk of impairment if business operating results or macroeconomic conditions deteriorate.

Adverse litigation judgments or settlements resulting from legal proceedings in which we are currently and in the future may be involved could expose us to monetary damages or limit our ability to operate our business.

We are currently involved in and may in the future become involved in private actions, collective actions, investigations, and various other legal proceedings by clients, employees, suppliers, competitors, government agencies, or others. For example, on September 6, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, its Chief Executive Officer, and its Chief Financial Officer, seeking to represent a class of shareholders who acquired securities of the Company between May 10, 2018 and September 4, 2019 (the “New York Action”). On September 12, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of Iowa against the Company, its Chief Executive Officer, its Chief Financial Officer, and its Chairman of the Board seeking to represent a class of shareholders who acquired securities of the Company between January 31, 2018 and September 5, 2019 (the “Iowa Action”). Both complaints allege that the defendants made materially false and/or misleading statements, and failed to disclose material adverse facts, about the Company’s business, operations, and prospects. Both complaints assert claims under the federal securities laws and seek unspecified monetary damages and other relief. On November 12, 2019, the plaintiff shareholder withdrew the New York Action, and the action has been dismissed. On November 25, 2019, the City of Plantation Police Officers Pension Fund was appointed to serve as lead plaintiff in the Iowa Action. On March 9, 2020, the lead plaintiff filed an amended complaint in the Iowa Action, now seeking to represent a class of shareholders who acquired securities of the Company between January 31, 2018 and September 30, 2019. The results of any such litigation, including the aforementioned class action lawsuits, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, and operating results.

We have two classes of stock with different voting rights.

We have two classes of stock: Common stock and class B stock. Holders of common stock are entitled to one vote per share and account for 44 percent of the voting power. Holders of class B stock are entitled to ten votes per share and account for the remaining 56 percent of the voting power. There are restrictions on who can own class B stock. The majority of Class B shares are held by members of Meredith’s founding family. Control by a limited number of holders may make the Company a less attractive takeover target, which could adversely affect the market price of our common stock. This voting control also prevents other shareholders from exercising significant influence over certain of the Company’s business decisions.

Adverse changes in the equity markets or interest rates, changes in actuarial assumptions and legislative or other regulatory actions could substantially increase our United Kingdom (“U.K.”) pension costs and could result in a material adverse effect on our business, financial condition, and results of operations.

Through one of our U.K. subsidiaries acquired with the acquisition of Time Inc., the Company sponsors the IPC Media Pension Scheme (the “IPC Plan”), a defined benefit pension plan that is closed both to new participants and to the future accrual of additional benefits for current participants. The majority of pensions in payment and deferred pensions in excess of any guaranteed minimum pension are increased annually in line with the increase in the retail price index up to a maximum of 5 percent. Concurrently with the acquisition of Time Inc., the Company was substituted for Time Inc. as the guarantor of all obligations of the statutory employers under the IPC Plan.

The most recent triennial valuation of the IPC Plan under U.K. pension regulations was completed as of April 5, 2018. Under the assumptions used in such valuation, which are more conservative than the assumptions used to determine a pension plan’s funded status in accordance with U.S. GAAP, the IPC Plan was deemed to be underfunded at that time by approximately £59 million.

Under the current deed of guarantee, the Company would be obligated to fund the IPC Plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the plan) under certain circumstances. Specifically, the Company would be required to deposit the buyout deficit into escrow if its debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default (a “Major Debt Acceleration”) or if a Covenant Breach were to occur (as described below). The Company would be permitted to recoup the escrowed funds under certain circumstances. However, if the Company, as the sponsor, was to become insolvent, or if a Major Debt Acceleration were to occur (without being promptly cured), any escrowed funds would be immediately contributed into the IPC Plan and the Company would be obligated to immediately contribute into the IPC Plan any shortfall in the buyout deficit amount.

In connection with the completion of the sale of all issued shares of Time Inc. (UK) Ltd on March 15, 2018, and the substitution of another U.K. subsidiary of the Company as the sole sponsor under the IPC Plan, the deed of guarantee was amended to remove requirements to deposit the buyout deficit as a result of certain credit rating triggers. At the same time, the Company agreed that the same subsidiaries of the Company that guarantee the Company’s 2026 Senior Notes would guarantee the obligations of the Company under the IPC Plan on a pari passu basis with the obligations under the 2026 Senior Notes. In addition, the Company agreed to incorporate the terms of certain covenants under the indenture governing the 2026 Senior Notes into the amended deed of guarantee effective as of March 15, 2018. If a breach of such covenants by the Company or the subsidiary guarantors occurs (after certain notice and cure periods) (a “Covenant Breach”), the Company would be required to deposit the buyout deficit (less the amount of certain types of security in favor of the IPC Plan, currently provided in the form of a surety bond) into escrow as described above.

If the Company had been required to fund the buyout deficit on March 31, 2020, the amount would have been approximately £77 million. The amount of the buyout deficit changes daily and is determined by many factors, including changes in the fair value of the IPC Plan assets and liabilities and interest rates.

It is possible that, following future valuations of the IPC Plan’s assets and liabilities or following future discussions with the IPC Plan trustee, the annual funding obligation and/or the arrangements to ensure adequate funding for the IPC Plan will change. The future valuations under the IPC Plan can be affected by a number of assumptions and factors, including legislative changes, assumptions regarding interest rates, currency rates, inflation, mortality, and retirement rates, the investment strategy and performance of the IPC Plan assets, and (in certain limited circumstances) actions by the U.K. Pensions Regulator. Volatile economic conditions, including the U.K.’s exit from the European Union, commonly referred to as Brexit, could increase the risk that the funding requirements increase following the next triennial valuation. The U.K. Pensions Regulator also has powers under the Pensions Act 2004 to impose a contribution notice or a financial support direction on the Company (and other persons connected with the Company or the U.K. subsidiary which sponsors the IPC Plan) if, in the case of a contribution notice, the U.K. Pensions Regulator reasonably believes such person has been party to an act, or deliberate failure to act, intended to avoid pension liabilities or that is materially detrimental to the pension plan, or, in the case of a financial support direction, if a plan employer is a service company or insufficiently resourced and the Pensions Regulator considers it is reasonable to act against such a person. A significant increase in the funding requirements for the IPC Plan or in the calculated “self-sufficiency deficit” or the calculated “risk-free self-sufficiency deficit” could result in a material adverse effect on its business, financial condition, and results of operations.

Risks Relating to Income Taxes

The Tax Cuts and Jobs Act could adversely affect the Company’s business and financial condition.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Reform Act”). The Tax Reform Act instituted significant changes to the U.S. corporate income tax system including, among other things, lowering the corporate tax rate, limiting the deduction of net interest expenses for any taxable year, implementing a partial territorial tax system and, beginning in fiscal 2019, implementing changes to limits on the deductions for executive compensation, the base erosion anti-abuse tax, and a deduction for foreign-derived intangible income. While the Company’s accounting for the effects of the Tax Reform Act was completed in the second quarter of fiscal 2019 and the Company believes those effects have been appropriately recorded, various interpretive issues remain with respect to the Tax Reform Act and additional regulatory guidance may be issued. Certain aspects of the Tax Reform Act have been modified by subsequent legislation, such as the Coronavirus Aid, Relief, and Economic Security Act. The Company continues to monitor, among other things, changes in interpretations of the Tax Reform Act, any legislative action arising because of the Tax Reform Act, and any changes in accounting standards for income taxes or related interpretations in response to the Tax Reform Act. The Company cannot predict the manner in which provisions of the Tax Reform Act or any related regulations, legislation, or accounting standards may be interpreted or enforced in the future or whether such interpretation or enforcement may have a material adverse effect on its income tax expense and/or its business, results of operations, and financial condition.

The Time Inc. business could have an indemnification obligation to Time Warner, which could materially adversely affect our financial condition.

The complete legal and structural separation of Time Warner Inc.’s (“Time Warner”) magazine publishing and related business from Time Warner (the “Spin-Off”) was completed by way of a pro rata dividend of Time Inc. shares held by Time Warner to its stockholders as of May 23, 2014, based on a distribution ratio of one share of Time Inc. common stock for every eight shares of Time Warner common stock held (the “Distribution”). If, due to any of Time Inc.’s representations being untrue or Time Inc.’s covenants being breached, it was determined that the Distribution did not qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code, or that an excess loss account existed at the date of the Spin-Off, Time Inc. could be required to indemnify Time Warner for the resulting taxes and related expenses. Any such indemnification obligation could materially adversely affect our financial condition.